Exhibit 10.9.A

Amendment
to

The AES Corporation Supplemental Retirement Plan

Pursuant to the authority granted to the undersigned by the Board of Directors of The AES Corporation, The AES Corporation Supplemental Retirement Plan (the “Plan”) is hereby amended by adding the following provision to the end of Section 1 of the Plan:

Notwithstanding anything to the contrary contained herein and with respect to deferred compensation benefits that were earned and vested under this Plan prior to January 1, 2005 (as determined under Section 409A, “Grandfathered Benefits”), such Grandfathered Benefits shall be governed and administered by the terms of the Plan as in effect on December 31, 2004.  No amendment or other modification shall be made to the Plan, and no amendment or modification to the Plan shall be interpreted or construed in a manner, that would cause the Plan or benefits payable thereunder to become subject to Section 409A.  The Plan shall be administered and interpreted in a manner intended to ensure that the benefits payable thereunder remain exempt from Section 409A.  Notwithstanding, in no event shall any member of the Board or the Company (or its employees, officers or directors) have any liability to any Participant (or any other person) for any taxes imposed under Section 409A on any benefits provided under the Plan.  For purposes of the Plan, “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other binding guidance promulgated thereunder.

This amendment has been duly executed by the undersigned and is effective this 13th day of March 2008.

The AES Corporation

By:	/s/
Jay L. Kloosterboer, Executive Vice
President, Business Excellence